EXHIBIT 23.7
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 20, 2007, with respect to the financial statements of Argosy of Baton Rouge included in the Registration Statement (Form S-4) and related Prospectus of Tropicana Entertainment, LLC for the registration of $960,000,000 of its 9 5/8% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP
Cincinnati, Ohio
June 25, 2007